Exhibit n.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 26, 2005 in the Registration Statement (Form N-2) and related Prospectus of Hercules Technology Growth Capital, Inc. for the registration of common stock and warrants to purchase common stock.

/s/ Ernst & Young LLP

San Francisco, California

July 12, 2005